EXHIBIT 10.1

May 1, 2014

Andrew Hindman
1020 Vallejo Street
APT 6
San Francisco, CA  94133

Dear Andrew:

I am pleased to confirm our offer of employment to you as Chief Business Development Officer reporting to Ron Cohen, President & CEO.

The terms of the offer are as follows:

1.
The salary is $400,000 per annum, payable semi-monthly on the 15th and the last business day of the month.  The semi-monthly rate is $16,666.66.  Your salary will be subject to annual review.  Your work location will be the Company headquarters in Ardsley, New York.

2.
You will receive a signing bonus of $100,000.00 in two separate payments.  The first payment of $50,000.00 will be paid to you within the first 30 days of your start date.  If you voluntarily terminate without Good Reason within the first twelve months of employment, you agree to reimburse the Company on a prorated basis for the first payment of $50,000.  The second payment of $50,000.00 will be paid to you on the one-year anniversary of your start date.  If you voluntarily terminate without Good Reason twelve months from the date of the second payment, you agree to reimburse the Company on a prorated basis for the second payment of $50,000.

3.	Your start date is May 13, 2014.

4.
You will be eligible to participate in the Company’s benefit plans one month from your hire date.  Your benefits will be commensurate with the benefits provided to other senior executives at the Company.

5.	You will also be eligible to participate in the Company’s 401(k) plan and Flexible Spending Accounts one month from your hire date.

6.
You shall be entitled to all perquisites offered to senior executives of the Company.  In addition, you shall be entitled to reimbursement of all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company’s business, in accordance with its policies.

7.
For 2014, you will be eligible for 15 days of paid time off (PTO), all Company-paid holidays including the week the Company is closed between Christmas and New Year’s, and 2 floating holidays.  After 2014, you will receive PTO and holidays in accordance with Company policy and commensurate with other senior executives at the Company.

8.
You will receive a base grant of 138,840 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as of the new hire start date. The strike price will be the market price of the stock at the close of business on the date of grant.

9.
You will also receive 46,280 shares of restricted stock of Acorda common stock, vesting annually over a four-year period as follows:  ¼ of the grant will vest on May 13, 2015, ¼ on May 13, 2016, ¼ on May 13, 2017 and ¼ on May 13, 2018.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.

10.
You are eligible to receive a special grant of 27,768 options of Acorda common stock vesting after three years on May 13, 2017.  The strike price will be the market price of the stock at the close of business on the new hire start date.  In addition, you will receive 9,256 shares of restricted stock of Acorda common stock, vesting after three years on May 13, 2017.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.    The options and restricted shares under this special grant will not be subject to 100% vesting in the event of a Change in Control.

11.
In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a pro-rated merit increase, cash bonus and equity grant.   Your Annual Cash Bonus Program target is 50% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.  Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors. These three programs will be pro-rated for your first year of employment or any subsequent partial year of employment.

12.
You will receive up to three months of temporary housing at one of the Company’s designated properties.  You will also receive assistance with permanent housing in New York and commuting expenses to and from California, such as flight accommodations, not to exceed an aggregate $35,000.  If within the first twelve months of employment, you voluntarily terminate your employment with the Company, you agree to reimburse the Company for such relocation expenses and temporary living expenses on a prorated basis.  All expenses associated with relocation are grossed-up for taxes and are reflected in your W2 at year end.

13.
You shall be entitled to the same indemnification and insurance coverage that other senior executive level employees receive pursuant to the Company’s Certificate of Incorporation, Bylaws, customary Indemnification Agreement and insurance policies, all as currently in effect, and applicable law.

14.
Within the first thirty days of employment, you will be given an Employment Agreement with terms including, but not limited to, terms contained in the Employment Agreement of Michael Rogers dated October 7, 2013.

15.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

16.
If you accept employment with the Company, you also certify that the information that you have provided the Company in connection with your submission for employment is true and complete.  You understand that if you provided false or misleading information to the Company during the course of the interview or application process it may result in disciplinary action up to and including termination of your employment at any time.

17.
By accepting this offer, you represent that you are not a party to any employment agreement that would interfere with your employment with Acorda Therapeutics, Inc.  If you are a party to any agreement that contains any restrictive provisions (confidentiality, non-compete, or otherwise) that potentially interfere with your employment with Acorda, you must notify me of those agreements and the relevant provisions, and to the extent possible, submit copies of the agreements. This offer is contingent upon a review of these agreements prior to your starting date so that Acorda can make an independent determination for its own purposes (and not to be considered advice to you) regarding the legal restraints in these agreements and whether they prohibit your employment with Acorda.

18.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Andrew, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is (914) 326-5159.  You can email me at dduca@acorda.com.

Sincerely,

/s/ Denise J. Duca

Denise J. Duca
Sr. Vice President - Human Resources

CC:           Ron Cohen, President & CEO

Accepted:

/s/Andrew Hindman	5/13/14
Signature	Date